Exhibit 28 (j)(2) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Trustees of

Federated Institutional Trust:

We consent to the use of our reports dated October 23, 2012, with respect to the financial statements of Federated Intermediate Government/Corporate Fund, a portfolio of Federated Institutional Trust, as of August 31, 2012, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statement of additional information.

Boston, Massachusetts

October 23, 2012